Exhibit 10.1

TENAYA THERAPEUTICS, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1.
Introduction. The purpose of this Tenaya Therapeutics, Inc. Executive Change in Control and Severance Plan (the “Plan”) is to provide assurances of specified benefits to certain employees of the Company whose employment could be being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document is both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
2.
Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:
2.1
“Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.
2.2
“Board” means the Board of Directors of the Company.
2.3
“Cause” has the meaning set forth in the Participant’s Participation Agreement or, if no definition is set forth therein, means that one or more of the following has occurred: (i) Participant’s commission of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or otherwise; (ii) Participant’s indictment, conviction or nolo contendere or guilty plea with respect to any felony or crime of moral turpitude; (iii) Participant’s willful and continued failure or refusal to perform material, lawful duties required of Participant as an employee of the Company; (iv) Participant’s material breach of this agreement or any proprietary information and inventions agreement; (v) Participant’s material violation of Company policies or procedures as in effect from time to time; and (vi) Participant’s gross negligence, willful misconduct or intentional misrepresentation. Notwithstanding the foregoing, Cause shall only exist in the case of clauses (iii) through (vi) after; (x) the Administrator delivers written notice to Participant of the Administrator’s determination that Cause exists; (y) such notice sets forth in reasonable detail such facts and circumstances; and (z) Participant has failed to fully correct any of the events listed above, if such events are reasonably capable of being fully corrected, within 10 days following delivery to Participant of the Administrator’s written notice of its determination that Cause exists.
2.4
“Change in Control” means the occurrence of any of the following events:

(a)
Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(b)
Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)
Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5
“Change in Control Period” has the meaning set forth in the Participant’s Participation Agreement or, if no definition is set forth therein, means the time period beginning on the date of a Change in Control and ending on the date that is 12 months following a Change in Control.
2.6
“CIC Qualifying Termination” means a termination of a Participant’s employment with the Company (or any parent or subsidiary of the Company) within the Change in Control Period by (i) the Participant for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) without Cause (excluding by reason of the Participant’s death or Disability).
2.7
“Code” means the Internal Revenue Code of 1986, as amended.
2.8
“Company” means Tenaya Therapeutics, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.
2.9
“Compensation Committee” means the Compensation Committee of the Board.
2.10
“Director” means a member of the Board.
2.11
“Disability” means “Disability” as defined in the Company’s long-term disability plan or policy then in effect with respect to that Participant, as such plan or policy may be in effect from time to time, and, if there is no such plan or policy, a total and permanent disability as defined in Code Section 22(e)(3).
2.12
“Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
2.13
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14
“Good Reason” has the meaning set forth in the Participant’s Participation Agreement or, if no definition is set forth therein, means Participant’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Participant’s consent: (i) a reduction of at least 10% of Participant’s gross base salary (unless pursuant to a salary reduction program applicable generally to the Company’s executive officers); (ii) a material reduction in Participant’s job duties or responsibilities, unless Participant are provided with a comparable position; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location of Participant’s primary work facility or location; provided, that a relocation of fifty (50) miles or less from Participant’s then present location or to Participant’s home as Participant’s primary work location will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, Participant must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.
2.15
“Non-CIC Qualifying Termination” means, except as otherwise set forth in the Participant’s Participation Agreement, a termination of a Participant’s employment with the Company (or any parent or subsidiary of the Company) that is not within the Change in Control Period and that is by the Company (or any parent or subsidiary of the Company) without Cause (excluding by reason of the Participant’s death or Disability).
2.16
“Participant” means an employee of the Company or of any subsidiary of the Company who (a) has been designated by the Administrator to participate in the Plan either by position or by name and (b) has timely and properly executed and delivered a Participation Agreement to the Company.
2.17
“Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.
2.18
“Plan” means the Tenaya Therapeutics, Inc. Executive Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.
2.19
“Section 409A Limit” means 200% of the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.
2.20
“Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4.
2.21
“Qualifying Termination” means a CIC Qualifying Termination or a Non-CIC Qualifying Termination, as applicable.
3.
Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits, as described in Section 4, only if he or she experiences a Qualifying Termination.
4.
Qualifying Termination. Upon a Qualifying Termination, then, subject to the Participant’s compliance with Section 6, the Participant will be eligible to receive the following Severance Benefits as described in Participant’s Participation Agreement, subject to the terms and conditions of the Plan and the Participant’s Participation Agreement:
4.1
Cash Severance Benefits. Cash severance equal to the amount set forth in the Participant’s Participation Agreement and payable in cash at the time(s) specified the Participant’s Participation Agreement.
4.2
Continued Medical Benefits. If the Participant, and any spouse and/or dependents of the Participant (“Family Members”) has or have coverage on the date of the Participant’s Qualifying Termination under a group health plan sponsored by the Company, the Company will reimburse the Participant the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the Participant’s employment termination, as set forth in the Participant’s Participation Agreement, provided that the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and his Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Participant a lump sum payment equal to the monthly COBRA premium (on an after-tax basis) that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by the number of months in the period of time set forth in the Participant’s Participation Agreement following the termination, which payments will be made regardless of whether the Participant elects COBRA continuation coverage.
4.3
Equity Award Vesting Acceleration Benefit. Only to the extent specifically provided in the Participant’s Participation Agreement, a portion of Participant’s Equity Awards will vest and, to the extent applicable, become immediately exercisable.
5.
Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

(x) delivered in full, or

(y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.

A nationally recognized professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will make any determination required under this Section 5. Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon Participant and the Company. For purposes of making the calculations required by this Section 5 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6.
Conditions to Receipt of Severance.
6.1
Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance

Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
6.2
Confidential Information. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any confidentiality, proprietary information and inventions agreement between the Participant and the Company.
6.3
Non-Disparagement. As a condition to receiving Severance Benefits under this Plan, the Participant agrees that, subject to Section 24 of the Plan, following the Participant’s termination, the Participant will not knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements regarding the Company or any of its officers or directors. Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Participant from providing information to any governmental or regulatory agency or body (or in any way limit the content of any such information) to the extent the Participant is required to provide such information pursuant a subpoena or as otherwise required by applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company.
6.4
Other Requirements. Severance Benefits under this Plan shall terminate immediately for a Participant if such Participant, at any time, violates any such agreement and/or the provisions of this Section 6.
7.
Timing of Severance Benefits. Unless otherwise provided in a Participant’s Participation Agreement, provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9, the Severance Benefits will be paid, or in the case of installments, will commence, on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan and the Participant’s Participation Agreement.
8.
Exclusive Benefit. Except as otherwise specifically provided in Appendix A, the Severance Benefits shall be the exclusive benefit for a Participant related to termination of employment with the Company (or any parent or subsidiary).
9.
Section 409A.
9.1
Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from

Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.
9.2
It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9.4 below or resulting from an involuntary separation from service as described in Section 9.5 below. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.
9.3
Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following the Participant’s separation from service, will become payable on the date 6 months and 1 day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
9.4
Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 9.
9.5
Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 9.
9.6
The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 11 and 13, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event will the Company have any liability or obligation to reimburse, indemnify or hold harmless a Participant for any taxes or other costs that may be imposed on or incurred by the Participant as result of Section 409A.
10.
Withholdings. The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

11.
Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.
12.
Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
13.
Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual, subject to the following; provided, however, that any amendment or termination of the Plan that is materially detrimental to a Participant prior to such amendment or termination of the Plan will not be effective with respect to such Participant without such Participant’s prior written consent. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual to cease to be a Participant, or (b) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to that Participant (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective without that Participant’s written consent. Any action of the Company in amending or terminating the Plan will be taken in a non‑fiduciary capacity.
14.
Claims and Appeals.
14.1
Claims Procedure. Any employee or other person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her Severance Benefits or (ii) the date the claimant learned that he or she will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90 day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
14.2
Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
15.
Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
16.
Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
17.
Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
18.
No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.
19.
Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
20.
Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).
21.
Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
22.
Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
23.
Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
24.
Protected Activity Not Prohibited. Nothing in this Plan or a Participant’s Participation Agreement will in any way limit or prohibit the Participant from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct Participant has reason to believe is unlawful. Notwithstanding the foregoing, the Participant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. The Participant further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Participant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing herein constitutes a waiver of any rights Participant may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing herein shall be interpreted to impair or limit Participant’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Participant or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA. By executing a Participation Agreement, Participant acknowledges that Participant understands that nothing in the Plan or Participant’s Participation Agreement shall limit or prohibit Participant from engaging in any protected conduct set forth in this section.
25.
Additional Information.

Plan Name:	Tenaya Therapeutics, Inc. Executive Change in Control and Severance Plan
Plan Sponsor:	Tenaya Therapeutics, Inc. 171 Oyster Point Boulevard
South San Francisco, CA 94080
(650) 351-9757
Identification Numbers:	EIN: 81-3789973
Plan Number:	510
Plan Year:	Company’s fiscal year
Plan Administrator:	Tenaya Therapeutics, Inc. Attention: Administrator of the Tenaya Therapeutics, Inc. Executive Change in Control and Severance Plan 171 Oyster Point Boulevard
South San Francisco, CA 94080
(650) 351-9757
Agent for Service of	Tenaya Therapeutics, Inc.
Legal Process:	Attention: General Counsel
171 Oyster Point Boulevard
South San Francisco, CA 94080
(650) 351-9757
Service of process also may be made upon the Administrator.
Type of Plan	Severance Plan/Employee Welfare Benefit Plan
Plan Costs	The cost of the Plan is paid by the Company.

26.
Statement of ERISA Rights.

As a Participant under the Plan, you have certain rights and protections under ERISA:

You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s human resources department.

You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 14 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

For individuals participating

before June 8, 2023

Appendix A

Tenaya Therapeutics, Inc. Executive Change in Control and Severance Plan
Amended and Restated Participation Agreement

This Amended and Restated Participation Agreement (this “A&R Participation Agreement”) relates to your participation in the Tenaya Therapeutics, Inc. (the “Company”) Executive Change in Control and Severance Plan (the “Plan”) as a Participant and replaces and supersedes in full all participation agreements under the Plan signed by you prior to the A&R Effective Date (as defined below), including that certain Participation Agreement dated [DATE OF PRIOR PARTICIPATION AGREEMENT]. The “A&R Effective Date” is the date that this Amended and Restated Participation Agreement is signed by you.

A copy of the Plan was delivered to you with this A&R Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Qualifying Termination.

For the purposes of this A&R Participation Agreement, the following terms shall have the following meanings:

“Change in Control Period” means the time period beginning on the date that is 3 months prior to a Change in Control and ending on the date that is 12 months following a Change in Control.

[CEO ONLY: “Cause” means (1) an act of dishonesty made by you in connection with your responsibilities as an employee that has caused the Company to suffer material harm; (2) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (3) your gross misconduct that has caused the Company to suffer material harm; (4) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (5) your willful breach of any obligations under any written agreement or covenant with the Company; (6) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties. Notwithstanding the foregoing, Cause shall only exist after; (x) the Board delivers written notice to you of the Board’s determination that Cause exists; (y) such notice sets forth in reasonable detail such facts and circumstances; and (z) you have failed to fully correct any of the events listed above, if such events are reasonably capable of being fully corrected, within 10 days following delivery to you of the Board’s written notice of its determination that Cause exists.

“Good Reason” means the occurrence of one or more of the following without your written consent: (1) a material diminution of your authority, duties or responsibilities; provided, however, that a reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the CEO of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the CEO of the acquiring corporation), will not constitute “Good Reason”, (2) a material change in the geographic location at which you must perform services for Tenaya (which, for this purpose means relocation of the offices of the Company at which you are principally employed to a location more than 40 miles from the location of such offices immediately prior to the relocation), or (3) a material diminution in your annual base salary. In order for your termination of employment to be for Good Reason, you must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of their initial occurrence and a reasonable cure period of not less than thirty (30) days following the date of such notice (the “Cure Period”), and your resignation must occur within thirty (30) days following the end of the Cure Period if the “Good Reason” conditions remain uncured.

“Non-CIC Qualifying Termination” means termination of a Participant’s employment with the Company (or any parent or subsidiary of the Company) other than within the Change in Control Period by (1) you for Good Reason, or (2) the Company (or any parent or subsidiary of the Company) without Cause (excluding by reason of your death or Disability).]

1.
Non-CIC Qualifying Termination. Upon your Non-CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:
(a)
Cash Severance Benefits. A lump sum payment equal to [CEO: 12; Tier 2: 9; Tier 3: 6] months of your annual base salary (less applicable withholding taxes).
(b)
Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4.2 of the Plan will be provided for a period of [CEO: 12; Tier 2: 9; Tier 3: 6] months following the date of your Qualifying Termination.
2.
CIC Qualifying Termination. Upon your CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:
(a)
Cash Severance Benefits. A lump-sum payment equal to (i) [CEO: 18; Tier 2: 12; Tier 3: 9] months of your annual base salary plus (ii) [CEO: 150%; Tier 2: 100%; Tier 3: 75%] of your target annual bonus for the year in which your CIC Qualifying Termination occurs (less applicable withholding taxes).
(b)
Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable,

and as described in Section 4.2 of the Plan, will be provided for a period of [CEO: 18; Tier 2: 12; Tier 3: 9] months following the date of your Qualifying Termination.
(c)
Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture of any equity awards due to termination of employment will be tolled to the extent necessary to implement this section (c)). If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then, unless otherwise set forth in the award agreement governing the Equity Award, the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).
3.
Non-Duplication of Payment or Benefits. If (a) your Qualifying Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this A&R Participation Agreement and (b) a Change in Control occurs within the 3-month period following your Qualifying Termination that qualifies you for the superior Severance Benefits under Section 2 of this A&R Participation Agreement, then (i) you will cease receiving any further payments or benefits under Section 1 of this A&R Participation Agreement and (ii) the Cash Severance Benefits, Continued Medical Benefits, and Equity Award Vesting Acceleration, as applicable, otherwise payable under Section 2 of this A&R Participation Agreement each will be offset by the corresponding payments or benefits you already received under Section 1 of this A&R Participation Agreement in connection your Qualifying Termination (if any).
4.
Timing of Certain CIC Qualifying Termination Severance Benefits. If (a) your Qualifying Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this A&R Participation Agreement and (b) a Change in Control occurs within the 3-month period following your Qualifying Termination that qualifies you for the superior Severance Benefits under Section 2 of this A&R Participation Agreement, then provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9 of the Plan, the “Severance Start Date” for the portion of the Severance Benefits that would not otherwise have become payable on a Non-CIC Qualifying Termination will be the later of the first Company payroll date following the Release Deadline Date or the date of the Change in Control, and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan and the Participant’s Participation Agreement.
5.
Exclusive Benefit. In accordance with Section 8 of the Plan, the benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her termination of employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between the Participant and the Company, including any equity award agreement. For the avoidance of doubt, if you were otherwise eligible to participate in any other Company severance and/or change in control plan

(whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and otherwise comply with the requirements under Section 6 of the Plan.

By your signature below, you and the Company agree that your participation in the Plan is governed by this A&R Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Executive Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this A&R Participation Agreement and the Executive Change in Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms in accordance with the terms of the Plan and this A&R Participation Agreement; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

TENAYA THERAPEUTICS, INC.	PARTICIPANT
Signature	Signature

Name	Name

Title	Date

Attachment: Tenaya Therapeutics, Inc. Executive Change in Control and Severance Plan and Summary Plan Description

[Signature page to the Participation Agreement]

For individuals partcipating

on or after June 8, 2023

Appendix A

Tenaya Therapeutics, Inc. Executive Change in Control and Severance Plan
Participation Agreement

Tenaya Therapeutics, Inc. (the “Company”) is pleased to inform you, the undersigned that you have been selected to participate in the Company’s Executive Change in Control and Severance Plan (the “Plan”) as a Participant.

A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Qualifying Termination.

For the purposes of this Participation Agreement, the following terms shall have the following meanings:

“Change in Control Period” means the time period beginning on the date that is 3 months prior to a Change in Control and ending on the date that is 12 months following a Change in Control.

[CEO ONLY: “Cause” means (1) an act of dishonesty made by you in connection with your responsibilities as an employee that has caused the Company to suffer material harm; (2) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (3) your gross misconduct that has caused the Company to suffer material harm; (4) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (5) your willful breach of any obligations under any written agreement or covenant with the Company; (6) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties. Notwithstanding the foregoing, Cause shall only exist after; (x) the Board delivers written notice to you of the Board’s determination that Cause exists; (y) such notice sets forth in reasonable detail such facts and circumstances; and (z) you have failed to fully correct any of the events listed above, if such events are reasonably capable of being fully corrected, within 10 days following delivery to you of the Board’s written notice of its determination that Cause exists.

“Good Reason” means the occurrence of one or more of the following without your written consent: (1) a material diminution of your authority, duties or responsibilities; provided, however, that a reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the CEO of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the CEO of the acquiring corporation), will not constitute “Good Reason”, (2) a material change in the geographic location at which you must perform services for Tenaya (which, for this purpose means relocation of the offices of the Company at which you are principally employed to a location more than 40 miles from the location of such offices immediately prior to the relocation), or (3) a material diminution in your annual base salary. In order for your termination of employment to be for Good Reason, you must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of their initial occurrence and a reasonable cure period of not less than thirty (30) days following the date of such notice (the “Cure Period”), and your resignation must occur within thirty (30) days following the end of the Cure Period if the “Good Reason” conditions remain uncured.

“Non-CIC Qualifying Termination” means termination of a Participant’s employment with the Company (or any parent or subsidiary of the Company) other than within the Change in Control Period by (1) you for Good Reason, or (2) the Company (or any parent or subsidiary of the Company) without Cause (excluding by reason of your death or Disability).]

1.
Non-CIC Qualifying Termination. Upon your Non-CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:
(a)
Cash Severance Benefits. A lump sum payment equal to [CEO: 12; Tier 2: 9; Tier 3: 6] months of your annual base salary (less applicable withholding taxes).
(b)
Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4.2 of the Plan will be provided for a period of [CEO: 12; Tier 2: 9; Tier 3: 6] months following the date of your Qualifying Termination.
2.
CIC Qualifying Termination. Upon your CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:
(d)
Cash Severance Benefits. A lump-sum payment equal to (i) [CEO: 18; Tier 2: 12; Tier 3: 9] months of your annual base salary plus (ii) [CEO: 150%; Tier 2: 100%; Tier 3: 75%] of your target annual bonus for the year in which your CIC Qualifying Termination occurs (less applicable withholding taxes).
(e)
Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4.2 of the Plan, will be provided for a period of [CEO: 18; Tier 2: 12; Tier 3: 9] months following the date of your Qualifying Termination.
(f)
Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture of any equity awards due to termination of employment will be tolled to the extent necessary to implement this section (c)). If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then, unless otherwise set forth in the award agreement governing the Equity Award, the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).
3.
Non-Duplication of Payment or Benefits. If (a) your Qualifying Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this Participation Agreement and (b) a Change in Control occurs within the 3-month period following your Qualifying Termination that qualifies you for the superior Severance Benefits under Section 2 of this Participation Agreement, then (i) you will cease receiving any further payments or benefits under Section 1 of this Participation Agreement and (ii) the Cash Severance Benefits, Continued Medical Benefits, and Equity Award Vesting Acceleration, as applicable, otherwise payable under Section 2 of this Participation Agreement each will be offset by the corresponding payments or benefits you already received under Section 1 of this Participation Agreement in connection your Qualifying Termination (if any).
4.
Timing of Certain CIC Qualifying Termination Severance Benefits. If (a) your Qualifying Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this Participation Agreement and (b) a Change in Control occurs within the 3-month period following your Qualifying Termination that qualifies you for the superior Severance Benefits under Section 2 of this Participation Agreement, then provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9 of the Plan, the “Severance Start Date” for the portion of the Severance Benefits that would not otherwise have become payable on a Non-CIC Qualifying Termination will be the later of the first Company payroll date following the Release Deadline Date or the date of the Change in Control, and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan and the Participant’s Participation Agreement.
5.
Exclusive Benefit. In accordance with Section 8 of the Plan, the benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her termination of employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between the Participant and the Company, including any equity award agreement. For the avoidance of doubt, if you were otherwise eligible to participate in any other Company severance and/or change in control plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and otherwise comply with the requirements under Section 6 of the Plan.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Executive Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Executive Change in Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms in accordance with the terms of the Plan and this Participation Agreement; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

TENAYA THERAPEUTICS, INC.	PARTICIPANT
Signature	Signature

Name	Name

Title	Date

Attachment: Tenaya Therapeutics, Inc. Executive Change in Control and Severance Plan and Summary Plan Description

[Signature page to the Participation Agreement]